Exhibit 5.9
ELVINGER, HOSS & PRUSSEN
AVOCATS A LA COUR
ArvinMeritor, Inc.
2135 West Maple Road
Troy, Michigan 48084-7186
Luxembourg, 3rd March 2010

O/Ref.:	KP

Re:	Subsidiary Guaranty dated as of 3rd March 2010 in relation to $250,000,000 aggregate principal amount of 10.625% Notes Due 2018 of ArvinMeritor, Inc. (the “Notes”)
Ladies and Gentlemen,
We have acted as legal advisers as to Luxembourg law to Meritor Luxembourg S.àr.l., a limited liability company incorporated as a société à responsabilité limitée, under Luxembourg law with registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg and registered with the Registre de Commerce et des Sociétés à Luxembourg (the “Register”) under number B 72248 (the “Company”) in connection with a subsidiary guaranty dated 3rd March 2010 in relation to the Notes (the “Guaranty”) entered into between the Company, the other Initial Guarantors having signed the Guaranty and The Bank of New York Mellon Trust Company, N.A. as Trustee (all those terms as defined therein).
(A) For the purpose thereof we have examined the following documents:
     1. an executed scanned copy dated 3rd March 2010 of the Guaranty;
     2. a certified copy of the consolidated articles of incorporation of the Company dated 24th October 2001 as amended by an extraordinary general meeting held on 18th March 2005 (the “Articles”);
     3. an executed scanned email copy of the resolutions taken by the sole manager of the Company dated 26th February 2010 (the “Resolutions”);
2, place Winston Churchill — B.P. 425 — L 2014 Luxembourg — T (352) 44 66 44 0 — F (352) 44 22 55 — www.ehp.lu

     4. an electronic non certified excerpt from the Register for the Company dated 2nd March 2010 (the “Excerpt”);
     5. a certificate (the “Certificate”) dated 3rd March 2010 issued by the Greffe de la 2ème section du Tribunal d’arrondissement de et à Luxembourg certifying that no faillite, concordat préventif de faillite, gestion contrôlée or a sursis de paiement have been filed against the Company.
     The documents described above under (1) to (5) are together referred to as the “Documents”.
     Except for the Documents referred to above, we have not examined any other contract, agreement or instrument to which the Company is a party or by which it is bound or to which it is subject or any other corporate records.
     We have received the Certificate and have made an enquiry on the website of the Barreau de Luxembourg (www.barreau.lu) on 3rd March 2010 at 11.48 CET which did not feature the Company on the list of companies that have been declared en faillite. It should be noted that we can however not opine as to whether a writ has been served on the Company but has not yet been enrolled with the Court.
     We have not made any further search or investigation as to the Company, except that we have consulted the website of the RCS on 3rd March 2010 at 11.55 CET and have received the Excerpt and the Certificate.
(B) The present opinion relates only to the laws of the Grand Duchy of Luxembourg (“Luxembourg”) as the same are in force and are construed at the date hereof by published court precedents and is given on the basis that it will be governed by, and construed in accordance with the laws of Luxembourg. We neither express nor imply any view or opinion on and/or in respect of the laws of any jurisdiction other than Luxembourg, and have made no investigation of any other law (including without limitation the laws or acts referred to in the Documents (other than Luxembourg law)) which may be relevant to any of the documents submitted to us or the opinions herein contained. We express no opinion as to any matter of fact or the accuracy of any financial calculation required by the terms of any Documents or otherwise.
(C) For the purpose of giving this opinion, we have assumed the following:

     1. that the Guaranty has been duly authorised, executed and delivered by the respective parties thereto (other than the Company) and that the performance thereof is within the capacity and powers of each of them (other than the Company);
     2. that each of the respective parties to the Guaranty is duly incorporated and organised as a validly existing legal entity under the laws of the jurisdiction of its organisation and has full capacity, power, authority, right to enter and legal right to make and perform its obligations under the Guaranty, that all internal authorisation procedures by each such party (other than the Company as to Luxembourg law) for the execution by it of the Guaranty have been duly fulfilled and that the execution of the Guaranty by or on behalf of each of such parties (other than the Company as to Luxembourg law) has, in each case, been and will remain duly and validly approved and authorised;
     3. that the entering into and performance of the Guaranty by the respective parties thereto do not, in the case of any such party, contravene, and such Guaranty is not invalid or unenforceable under the laws of the jurisdiction of such party;
     4. the genuineness of all signatures, stamps and seals on all documents;
     5. the completeness and conformity to originals thereof of all documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies, the authenticity of the originals of such documents and the conformity to the executed originals of all documents reviewed by us in execution version;
     6. the execution, delivery and performance by each of the parties of the Guaranty are legal, valid and binding on them under the laws of their place of incorporation, organisation or residence respectively and under all applicable laws, are in their respective best corporate interest and have been and remain duly approved and authorised by all necessary governmental and other action in accordance with their respective constitutive documents, the laws of their respective places of incorporation, organisation or residence respectively and such other laws other than as required by Luxembourg law;
     7. there is no matter under the laws of any jurisdiction (other than Luxembourg) which would or might affect the opinions herein expressed;

     8. that the Guaranty is entered into for bona fide commercial reasons by each of the parties thereto with a valid rationale and without the purpose to defraud any third parties or governmental authority or to circumvent the laws or regulations of any jurisdiction;
     9. that all obligations under the Guaranty are valid, legally binding upon and enforceable (and are not subject to avoidance by any person) against the parties as a matter of all relevant laws and, that there is no provision of the laws of any jurisdiction that would have a bearing on the foregoing;
     10. the absence of any other arrangements between any of the parties to the Guaranty or between the parties to the Guaranty and any third parties which modify or supersede any of the terms of the Guaranty and that the Guaranty represents and contains the entirety of the transactions entered into by the parties to the Guaranty in or in connection with the transactions contemplated thereby;
     11. all consents and authorisations required under the laws or regulations of any jurisdiction other than Luxembourg for or in connection with the entering into of the Guaranty and the execution and enforcement of the obligations under the Guaranty have been obtained and are in full force and effect;
     12. no foreign law affects the opinions set out in paragraph D below;
     13. words and phrases in English have the meaning attributed to them by the vernacular language;
     14. there is no other agreement, undertaking, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) between all or any of the parties or any other matter which renders the information or any of the Documents provided to us for the purpose of this opinion inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion;
     15. that none of the parties to the Guaranty has passed a voluntary winding-up resolution, that no petition has been presented or order made by a court or any other competent authority for the winding-up, dissolution, administration, bankruptcy or for the submission of any such person to the procedures of bankruptcy (where relevant), controlled management or receivership or any analogous proceedings and no analogous proceedings under the law of its place of establishment or incorporation or centre of main interest, as the case may be, or where it carries on its business, have been taken in relation to it and no receiver, manager, trustee or similar officer has been appointed in relation to it or any of its respective assets or revenues;
     16. that the Articles have not been amended or rescinded and are in full force and effect;
     17. that the Resolutions have not been amended or rescinded and are in full force and effect;
     18. that the file of the Company at the RCS is complete and up to date and that the Company is compliant with all obligations resulting from the law of 19 December 2002 relating to the register of commerce and companies and the accounting and annual accounts of businesses;
     19. that the Company has its centre of main interests in Luxembourg and has no establishment outside Luxembourg, in each case as such terms are defined in Council Regulation (EC) n°1346/2000 of 29 May, 2000 on insolvency proceedings;
     20. that no proceedings have been instituted or injunction granted against the Company to restrain it from performing its obligations under the Guaranty.
(D) We have been requested to give our legal opinion as to the power and authority of the Company to execute and deliver the Guaranty. In such connection, and after reviewing the Guaranty and such documents and matters of law as we consider necessary or appropriate and subject to the assumptions stated in paragraph C above and the reservations set out in paragraph E below, we are of the following opinion:
     1. Powers and Authority
     The Company has the full power and authority to enter into, execute, deliver and perform its obligations under the Guaranty and has taken all necessary actions, fulfilled and performed all conditions and things required as a matter of Luxembourg law to authorise the execution, delivery and performance of the Guaranty in accordance with the terms of the Guaranty.

     2. Due authorisation
     The Company has duly approved the Guaranty and the entering therein as well as the performance and delivery of the Guaranty. All corporate and other actions required by its Articles for the execution by the Company of the Guaranty and the performance of its obligations thereunder have been duly taken.
(E) The foregoing opinions are subject to the following reservations:
     (i) The opinions expressed herein are subject to all limitations resulting from and are subject to any applicable bankruptcy, insolvency, reprieve from payment (sursis de paiement), moratorium and other similar laws affecting creditors’ rights generally, including, without limitation, controlled management (gestion contrôlée).
     (ii) The corporate documents of the Company (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver, manager, administrator or administrative receiver) may not be held at the Register and/or at the clerk’s office of the Luxembourg district court (sitting in commercial matters) immediately and there may be a delay in the relevant notice appearing on the file of the Company.
(F) We express no opinion as to any laws other than the laws of Luxembourg in force as of the date hereof, and this opinion is to be construed under Luxembourg law.
     We undertake no responsibility to notify any addressee of this opinion of any change in the laws of Luxembourg or their construction, interpretation or application after the date of this opinion or any change of circumstances occurring after the date of this opinion affecting the Company which may have any bearing on this opinion.
     We hereby consent to the filing of this legal opinion as an Exhibit to a Current Report on Form 8-K to be filed by the Company. This opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any agreement or document referred to in the Guaranty or otherwise.
     In this opinion Luxembourg legal concepts are translated in English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation arising thereunder be governed by Luxembourg law and subject to the exclusive jurisdiction of the Luxembourg Courts.
     This opinion is governed by Luxembourg law and the courts of Luxembourg shall have exclusive jurisdiction over these opinions.

Yours sincerely, Elvinger, Hoss & Prussen
/s/ Katia Panichi
By: Katia Panichi